EXHIBIT 10.9

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into this 22nd day of April 2005 (the “Effective Date”), by and between Spectral Molecular Imaging, Inc., a Nevada corporation (“Spectral”), and David Wohlberg (the “Employee”).

WHEREAS, Spectral and the Employee desire to enter into a relationship whereby Spectral will employ the Employee, and the Employee will provide services as the President and Chief Operating Officer of Spectral pursuant to the terms and provisions contained herein;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Spectral and the Employee hereby agree as follows:

1. Services. The Employee agrees to provide to Spectral services in the capacity of Spectral’s President and Chief Operating Officer (the “Services”). The Services will be those customarily performed by a president and chief operating officer for a company such as Spectral, and Employee shall be responsible for the day-to-day management of Spectral and the implementation of all policies and directives of Spectral’s Board of Directors. The Employee will report directly to and be responsible to Spectral’s Board of Directors. The Employee will perform the Services primarily at Spectral’s office, and, if required in particular circumstances, from time to time at such other locations as the Board of Directors may reasonably request. The Employee shall perform the Services on a part-time basis during Spectral’s normal business hours, spending a majority of his business time on Spectral’s business.

2. Term. The term of this Agreement shall commence as of the April 22, 2005 and shall terminate on April 30, 2006, unless sooner terminated by the Employee or Spectral as set forth in Section 4 or 9 hereof.

3. Compensation.

3.1 Compensation. In consideration of the Services to be rendered hereunder, at such time as Spectral has raised at least $1.5 million of equity capital, Spectral shall pay the Employee a salary of $2,000 per month, effective immediately following Spectral’s receipt of this equity capital; and at such time as Spectral has raised a cumulative total of at least $4.5 million of equity capital from its inception, Spectral shall increase Employee’s salary to $5,000 per month, effective immediately following Spectral’s receipt of this equity capital.

3.2 Salary Payments. While this Agreement is in effect, Spectral will make all salary payments on the last day of each month and will withhold all income taxes, social security payments and other withholdings from each of the Employee’s paychecks and be responsible for making such payroll tax payments with respect to the Employee as required by applicable law. During the Term, Spectral will maintain worker’s compensation insurance for the benefit of the Employee, but will not be responsible for maintaining any health, disability or other insurance or benefits for the Employee. The salary provided for in Sections 3.1 and

3.2 and the option grant provided for by Section 4 shall be payment in full for all of the Services under this Agreement.

4. Stock Options. Employee shall receive a grant on the Effective Date of options to purchase 150,000 shares (based upon approximately 10,000,000 shares issued and outstanding, and proportionally adjusted for any splits and the like) of Spectral common stock, at an exercise price of $.35 per share (this exercise price reflecting the foregoing stock split to increase the outstanding shares of Spectral’s common stock after its contemplated merger with a public company and financing). The options shall vest in four equal amounts quarterly, in advance, over the term of this Agreement (on May 1, 2005; August 1, 2005; November 1, 2005; and February 1, 2006), and shall provide for a seven-year exercise term.

5. Outside Activities; Corporate Opportunity. Spectral hereby acknowledges that Employee is an attorney, licensed to practice law in the State of California, and is “of counsel” for Troy & Gould Professional Corporation. As such, he provides legal services and business advice to companies and individuals other than Spectral. Employee may continue to perform such services for others, and such performance shall not be deemed to constitute a usurpation of a corporate opportunity of Spectral or a breach of Employee’s obligations hereunder; provided, however, that such activities do not materially impair his ability to perform all of his duties under this Agreement and do not relate directly to products or potential products based on optical imaging technologies for medical purposes. Spectral shall neither request nor will Employee under any circumstances provide legal advice or legal services for Spectral.

6. Proprietary Rights. All inventions, improvements, discoveries, copyrightable or patentable works, intellectual property, whether or not patentable or copyrightable, and all other work performed and all materials developed or prepared by the Employee, within the scope of his employment by Spectral, whether developed or prepared solely or jointly by the Employee with others, are the property of Spectral and all rights, title and interest therein shall vest in Spectral and shall be deemed to be works made for hire and made in the course of the services rendered hereunder. To the extent that title to any such works may not, by operation of law, vest in Spectral or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to Spectral. All such materials shall belong exclusively to Spectral, and Spectral shall have the right to obtain and to hold in its own name, copyrights, trademarks, patents, other registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. The Employee agrees to give Spectral and any person designated by Spectral such reasonable assistance, at Spectral’s expense, as is required to perfect the rights defined in this Section 6. The Employee agrees to return to Spectral all materials developed or prepared for Spectral by the Employee upon the termination of this Agreement, along with all materials and other property of Spectral in the Employee’s possession at the time of termination of this Agreement.

7. Confidential Information.

7.1 Confidentiality Obligations. “Confidential Information” means, collectively: (a) business or technical information of Spectral or any third party, including but not limited to information relating to Spectral’s or any third party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (b) any information designated by Spectral or any third party as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (c) the terms and conditions of this Agreement. The Employee hereby agrees that he (x) will not disclose to any third party or use any Confidential Information disclosed to him by Spectral except as expressly permitted in this Agreement; (y) will not disclose to Spectral any Confidential Information of any third party disclosed to him by such third party without the prior written consent of such third party; and (z) will take all reasonable measures to maintain the confidentiality of all Confidential Information of Spectral in his possession or control.

7.2 Exclusions. “Confidential Information” will not include information that is: (i) already lawfully known by the receiving party prior to this Agreement without restriction, (ii) in the public domain due to no fault of the receiving party, (iii) rightfully obtained by the receiving party without similar restriction from such party, (iv) independently developed by the receiving party without reference to the other party’s confidential information, or (v) provided by the disclosing party to another party without similar restriction.

8. Indemnity. The Employee agrees to indemnify and hold Spectral harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from a breach of any of the Employee’s representations and warranties herein or attributable to or resulting from the Employee ‘s gross negligence or willful misconduct in rendering the Services. The Employee warrants and represents that the Employee has full power and authority to enter into and perform this Agreement and that his performance of this Agreement will not violate the provisions of any other agreement to which he is a party. Spectral agrees to indemnify and hold the Employee harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of the Employee’s services hereunder, other than those arising from the Employee’s breach of any of its representations and warranties hereunder or the Employee’s gross negligence or willful misconduct.

9. Termination. This Agreement and the Employee’s rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 2 above, and the Employee shall have the right to receive only his compensation that shall be accrued hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination:

9.1 Death. This Agreement and the Employee’s duties hereunder shall terminate immediately upon the death of the Employee.

9.2 Termination by Spectral. In the event that the Employee shall become either physically or mentally incapacitated so as to be incapable of performing his duties as required hereunder, and if such incapacity shall continue for a period of 40 consecutive days, Spectral may, at its option, terminate this Agreement and the Employee’s duties hereunder by written notice to the Employee at that time or at any time thereafter while such incapacity continues. Spectral may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to the Employee. “Cause” as used in this Agreement means that the Employee, (i) after reasonable notice and warning, has failed to perform his assigned duties to Spectral as determined by the Board of Directors, (ii) has materially breached any of the terms or conditions of this Agreement and has failed to correct such breach within 15 days following written notice from Spectral of such breach, or (iii) has been charged with a felony or any intentionally fraudulent act that materially damages, or may materially damage, the business or reputation of Spectral.

9.3 Termination by the Employee. The Employee may terminate this Agreement at any time upon written notice to Spectral if Spectral shall have materially breached any of the provisions of this Agreement and has failed to correct such breach within 15 days following written notice from the Employee of such breach.

10. General Terms.

10.1 Assignment. This Agreement is personal to the Employee. The Employee may not sell, transfer, sublicense, subcontract, hypothecate or assign his rights and duties under this Agreement without the prior written consent of Spectral. Spectral may freely assign its rights and obligations under this Agreement.

10.2 Notices. Any notices or communications under this Agreement shall be in writing and shall be hand-delivered or sent by certified mail (return receipt requested), or telecopied, or overnight couriered to the party receiving such communication at the address specified below:

If to Spectral:	Daniel L. Farkas, Ph.D. Chairman, Spectral Molecular Imaging, Inc. Cedars-Sinai Medical Center Davis 4021 8700 Beverly Blvd. Los Angeles, CA 90048

If to the Employee:	David Wohlberg Suite 1600 1801 Century Park East Los Angeles, CA 90067

or such other address or addressee as either party may in the future specify to the other party.

10.3 California Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflicts of laws provisions.

10.4 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be decided by binding arbitration by JAMS and shall be held in Los Angeles,

California. The ruling of the arbitrator shall be final and may be enforced by any party to such arbitration in any court of competent jurisdiction located in Los Angeles, California.

10.5 Amendment. No modification, amendment, supplement to or waiver of the provisions of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

10.6 Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

10.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties as to the subject matter therein and may not be modified except in writing executed by both parties.

10.8 Severability. In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

10.9 Survival. The following Sections shall survive the termination of this Agreement: 6 (Proprietary Rights), 7 (Confidentiality) and 8 (Indemnity).

10.10 Attorneys Fees. If an arbitration or other legal proceeding is brought to enforce or interpret the provisions of this Agreement or as to the rights or obligations of any party to this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs.

10.11 Counsel. The Employer acknowledges that Troy & Gould Professional Corporation has represented only Spectral in connection with this Agreement, and the Employee has either represented himself or has relied upon other counsel in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the date set forth above.

SPECTRAL MOLECULAR IMAGING, INC.

/s/ David Wohlberg		By:	/s/ Daniel L. Farkas
DAVID WOHLBERG			Name: Daniel L. Farkas, Ph.D.
Title: Chairman

Date:	4-23-05	Date:	4-22-05

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